As filed with the U.S. Securities and Exchange Commission January 4, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPLETE SOLARIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	93-2279786
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

45700 Northport Loop East Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Complete Solaria, Inc. 2023 Equity Incentive Plan

Complete Solaria, Inc. 2023 Employee Stock Purchase Plan

Amended and Restated Complete Solaria, Inc. Omnibus Incentive Plan

Solaria Corporation 2016 Stock Plan

Complete Solar 2011 Stock Plan

(Full title of the plans)

Chris Lundell

Chief Executive Officer

Complete Solaria, Inc.

45700 Northport Loop East

Fremont, CA 94538

(510) 270-2507

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Matthew B. Hemington

John T. McKenna

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

Complete Solaria, Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) with respect to the offering of up to 25,974,823, shares of the Registrant’s common stock, par value $0.0001 per share (“Common Stock”), consisting of:

•	8,965,278 shares of Common Stock issuable pursuant to the Registrant’s 2023 Equity Incentive Plan;

•	2,689,583 shares of Common Stock issuable pursuant to the Registrant’s 2023 Employee Stock Purchase Plan;

•

5,898,671 shares of Common Stock issuable pursuant to awards granted under the Amended and Restated Complete Solaria, Inc. Omnibus Incentive Plan, which awards were assumed by the Registrant pursuant to the Business Combination Agreement, dated October 3, 2022, as amended on May 26, 2023 (as so amended, the “Business Combination Agreement”), by and among the Registrant (formerly Freedom Acquisition I Corp., a Cayman Islands exempted company), Jupiter Merger Sub I Corp., a Delaware corporation, Jupiter Merger Sub II LLC, a Delaware limited liability company, Complete Solar Holding Corporation, a Delaware corporation, and The Solaria Corporation, a Delaware corporation;

•

5,057,508 shares of Common Stock issuable pursuant to stock options granted under the Solaria Corporation 2016 Stock Plan, which stock options were assumed by the Registrant pursuant to the Business Combination Agreement; and

•

3,363,783 shares of Common Stock issuable pursuant to stock options granted under the Complete Solar 2011 Stock Plan, which stock options were assumed by the Registrant pursuant to the Business Combination Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of the Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents that will be delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission, are incorporated by reference into this Registration Statement:

(i)	The Registrant’s Quarterly Report on Form 10-Q (File No. 001-40117) for the quarterly period ended October 1, 2023, filed with the Commission on November 14, 2023;

(ii)

The Registrant’s Current Reports on Form 8-K (File No. 001-40117) (other than information furnished rather than filed), filed with the Commission on January 17, 2023, March 1, 2023, March  2, 2023, May 30, 2023, July  3, 2023, July 10, 2023, July  12, 2023, July 14, 2023, July  14, 2023, July 21, 2023, July 24, 2023 (as amended on August 9, 2023) (excluding all historical and pro forma audited and unaudited financial statements included in Items 2.01 and 9.01, the related notes to such financial statements and the accompanying reports of independent registered public accounting firms issued with respect thereto, as well as Item 7.01), September 21, 2023 (excluding Item 7.01), October  12, 2023, November  16, 2023 (excluding Item 2.02), November  28, 2023, December  13, 2023, December  21, 2023 and January 4, 2024 (which contains (i) the recast audited financial statements of Complete Solaria, Inc. for the latest fiscal year for which such statements have been filed and (ii) the audited financial statements of The Solaria Corporation for the latest fiscal year for which such statements have been filed); and

(iii)

the description of our Common Stock which is contained in a registration statement on Form 8-A filed on July 18, 2023 (File No. 001-40117) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as well as any additional amendments or reports filed for the purpose of updating such description.

In addition, all documents we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, as amended (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information that are related to such items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

The Registrant’s certificate of incorporation (the “Charter”) contains provisions limiting the liability of directors, and Complete Solaria’s bylaws (the “Bylaws”) provide that Complete Solaria will indemnify each of its directors and officers to the fullest extent permitted under Delaware law. Complete Solaria’s Charter and Bylaws also provide Complete Solaria’s Board with discretion to indemnify the Complete Solaria employees and other agents when determined appropriate by the Complete Solaria’s Board.

The Registrant has entered into separate indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of its directors or officers or any other company or enterprise to which the person provides services at its request.

The Registrant also maintains a directors’ and officers’ insurance policy pursuant to which its directors and officers are insured against liability for actions taken in their capacities as directors and officers. The Registrant believes these provisions in the Charter and Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number		Incorporated by Reference
	Description	Schedule/ Form	File No.	Exhibit	Filing Date

3.1	Certificate of Incorporation of Complete Solaria.	Form 8-K	001-40117	3.1	July 21, 2023

3.2	Bylaws of Complete Solaria, Inc.	Form 8-K	001-40117	3.2	July 21, 2023

5.1*	Opinion of Cooley LLP.

23.1*	Consent of Deloitte & Touche, LLP, independent registered public accounting firm of Complete Solaria, Inc.

23.2*	Consent of Deloitte & Touche, LLP, independent auditors of The Solaria Corporation.

23.4*	Consent of Cooley LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in the signature page of this Registration Statement).

99.1	Complete Solaria, Inc. 2023 Incentive Equity Plan.	Form 8-K	001-40117	10.5	July 24, 2023

99.2	Forms of Option Grant Notice and Option agreement and Global RSU Grant Notice and Agreement.	Form 8-K	001-40117	10.6	July 24, 2023

99.3	Complete Solaria, Inc. 2023 Employee Stock Purchase Plan.	Form 8-K	001-40117	10.7	July 24, 2023

99.4	Amended and Restated Complete Solaria, Inc. Omnibus Incentive Plan.	Form 8-K	001-40117	10.8	July 24, 2023

99.5	Amended and Restated Complete Solaria, Inc. 2021 Stock Plan.	Form 8-K	001-40117	10.9	July 24, 2023

99.6	Forms of Option Agreement and Option Exercise under the 2021 Stock Plan.	Form 8-K	001-40117	10.10	July 24, 2023

99.7	Solaria Corporation 2016 Stock Plan.	Form 8-K	001-40117	10.11	July 24, 2023

99.8	Forms of Option Agreement and Notice of Exercise under the 2016 Stock Plan.	Form 8-K	001-40117	10.12	July 24, 2023

99.9	Complete Solar 2011 Stock Plan.	Form 8-K	001-40117	10.13	July 24, 2023

99.10	Forms of Option Agreement and Option Exercise under the 2011 Stock Plan.	Form 8-K	001-40117	10.14	July 24, 2023

99.11	Solaria Corporation 2006 Stock Plan.	Form 8-K	001-40117	10.15	July 24, 2023

99.12	Forms of Option Agreement, Restricted Stock Agreement and Early Exercise under the 2006 Stock Plan.	Form 8-K	001-40117	10.16	July 24, 2023

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fremont, State of California, on this 4th day of January, 2024.

COMPLETE SOLARIA, INC.

By:	/s/ Chris Lundell
Chris Lundell
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Chris Lundell and Brian Wuebbels, and each of them, as his true and lawful agents, proxies and attorneys-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ CHRIS LUNDELL Chris Lundell	Chief Executive Officer (Principal Executive Officer)	January 4, 2024

/s/ BRIAN WUEBBELS Brian Wuebbels	Chief Financial Officer (Principal Financial and Accounting Officer)	January 4, 2024

/s/ THURMAN J. RODGERS Thurman J. Rodgers	Executive Chairman of the Board	January 4, 2024

/s/ ANTONIO R. ALVAREZ Antonio R. Alvarez	Director	January 4, 2024

/s/ ADAM GISHEN Adam Gishen	Director	January 4, 2024

/s/ RONALD PASEK Ronald Pasek	Director	January 4, 2024

/s/ TIDJANE THIAM Tidjane Thiam	Director	January 4, 2024

/s/ DEVIN WHATLEY Devin Whatley	Director	January 4, 2024

/s/ WILLIAM J. ANDERSON William J Anderson	Director	January 4, 2024